EXHIBIT 4(C)

                              1ST BERGEN BANCORP
                          1996 AMENDED AND RESTATED
                        RECOGNITION AND RETENTION PLAN
                     FOR EXECUTIVE OFFICERS AND EMPLOYEES

1.    PURPOSE

      The purpose of the 1st Bergen Bancorp (the "Company") 1996 Amended and Restated Recognition and Retention Plan for Executive Officers and Employees (the "Plan") is to advance the interests of the Company and its shareholders by providing those key employees of the Company and its Affiliates, including South Bergen Savings Bank (the "Bank"), upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan is also to attract people of experience and ability to the service of the Company and its Affiliates.

2.    DEFINITIONS

      (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Company is a member, and (ii) an unincorporated trade or business which is under common control with the Company as determined in accordance with
Section 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in
Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and
(e)(3)(C).

      (b) "Award" means a grant of Restricted Stock under the provisions of this Plan.

      (c) "Board of Directors" or "Board" means the Board of Directors of the Company.

      (d)  "Change in Control" means

            (1) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the Company is not the resulting entity; or

            (2) individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

            (3) the occurrence of a change in control within the meaning of 12 C.F.R. ss. 574.4; or


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            (4)   (a) an event of a nature that would be required to be reported in response to Item I of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or results in a change in control of the Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision or its predecessor agency, as in effect on the date hereof; or

            (5) Without limitation, a change in control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company, and excluding the trustee of any Employee benefit plan sponsored by the Company or the Bank or any such plan itself, is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

            (6) A proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company;

            (7) A tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

      For these purposes, "Incumbent Board" means the Board of Directors on the effective date of this Plan, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board."


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      (e) "Committee" means a committee consisting of those members of the
Compensation/Benefits Committee of the Company who are non-employee members of the Board of Directors, all of whom are "disinterested persons" as such term is defined" under Rule 16b-3 of the Exchange Act, as promulgated by the Securities and Exchange Commission.

      (f) "Common Stock" means the common stock of the Company, no par value per share.

      (g) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

      (h) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant's lifetime.

      (i) "Participant" means an employee of the Company or its affiliates chosen by the Committee to participate in the Plan.

      (j) "Restricted Stock" means shares of the Common Stock granted hereunder and subject to the restrictions of Sections 6.2 and 6.3 hereof.

      (k) "Restriction Period" shall mean the period of time during which the Restricted Stock is subject to the restrictions of the Plan, to be set at the Committee's discretion subject to Section 6.3 hereof.

      (l) "Retirement" means retirement at the normal or early retirement date as set forth in any tax-qualified or non-tax qualified retirement plan of the Company or as determined under any retirement policy of the Company.

      (m) "Section 16" means Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

3.    ADMINISTRATION

      The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to select participants, to determine the amount of Awards, to establish the terms and conditions of such Awards, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all


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Participants in the plan and on their legal representatives and beneficiaries.

4.    STOCK SUBJECT TO THE PLAN

      The maximum number of shares reserved for issuance pursuant to Awards hereunder is 88,872 shares of Common Stock of the Company, subject to adjustment pursuant to Section 6.5 hereof. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Company. To the extent that Awards granted under the Plan are canceled prior to the end of their applicable Restriction Period, new Awards may be made with respect to these shares.

5.    ELIGIBILITY

      Officers and other employees of the Company or its Affiliates shall be eligible to receive Awards and directors who are not employees or officers of the Company or its affiliates shall not be eligible to receive Awards under the Plan.

6.    GRANTS OF RESTRICTED STOCK

      6.1   Awards

            Each Participant shall execute and deliver to the Committee an agreement as required under Section 8 with respect to the Restricted Stock covered by such agreements. The Committee shall then cause shares to be issued in book entry form only, in the name of the Participant.

      6.2   Restrictions

            (a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restriction Period: (i) a Participant shall not be issued certificates representing the stock subject to the Award, but such shares shall be issued in book entry form only; (ii) the shares of Common Stock shall be subject to the restrictions on transferability set forth in Section 7; (iii) the shares of Common Stock shall be forfeited and all rights of the Participant to such shares and as a shareholder shall terminate without further obligation on the part of the Company when a Participant leaves the employ of the Company, except in the case of Disability, Retirement or death; and (iv) any other restrictions which the Committee may determine in advance are necessary or appropriate, including termination of Restricted Stock Awards to grantees other than Employees.

      6.3   Restriction Period

      Notwithstanding anything contained in Section 3 hereof, in compliance with the regulations of the Office of Thrift


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Supervision ("OTS"), all Awards granted hereunder, shall be subject to the following minimum Restriction Period:

      All Awards shall be subject to a five-year Restriction Period, with restrictions lapsing on 20 percent of the Restricted Stock per year, commencing on the first anniversary of the date of the Award. Common Stock on which restrictions have lapsed shall not be subject to the provisions of Section 6.2 hereof. By the fifth anniversary of the date of grant, all restrictions shall have lapsed, provided, however, that in the event of a Participant's Disability, death or Retirement, or in the event of a Change In Control, the remaining Restriction Period for any Award shall lapse and the shares of common stock held by such Participant shall immediately become unrestricted.

      The Committee shall have the authority in its discretion, to impose a greater Restriction Period for any Award than those set forth above.

      6.4   Delivery of Shares of Common Stock

            At the expiration of the Restriction Period, a stock certificate evidencing the Restricted Stock with respect to which the Restriction Period has expired (to the nearest full share) shall be delivered without charge to the Participant or his personal representative free of all restrictions under the Plan.

      6.5   Dilution and Adjustments

            (a) In the event of any change or changes in the outstanding Common Stock of the Company is effected without receipt of consideration by the Company or payment of consideration by the Company, such as by any stock dividend or split, recapitalization, reorganization, combination or any similar corporate change, or other increase or decrease in such shares, the number of shares of Common Stock which may be issued under this Plan shall be automatically adjusted.

            (b) In the event of a consolidation, merger, reorganization or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property or any other corporation or business entity (the "Surviving Corporation"), the Committee and the Board of Directors will provide that this Plan be assumed by the Surviving Corporation in such transaction, and that shares of the common stock of such Surviving Corporation shall be issued in exchange for shares of Common Stock subject to Awards hereunder and still subject to the restrictions of Section 6.2. Such replacement shares will remain subject to the restrictions of Section 6.2 for their remaining Restriction Period. The number of replacement shares issued in exchange for the Common Stock will be determined based upon the per share price paid all shareholders of the Company by the Surviving Corporation.


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7.    NO RIGHT TO CONTINUED EMPLOYMENT; NONTRANSFERABILITY

      Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company, the Bank or its Affiliates or to continue to perform services for the Company, the Bank or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant's services as an officer or other employee at any time.

      No Restricted Stock subject to an Award under the Plan shall be transferable by the participant other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the Participant or by a guardian or legal representative.

8.    AGREEMENT WITH PARTICIPANTS

      Each Award will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the applicable Restriction Period, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

9.    TAX WITHHOLDING

      Whenever shares of Common Stock are to be issued or delivered pursuant to the Plan, the Company shall have the right, in its sole discretion, to either
(i) require the Participant to remit to the Company or (ii) withhold from any salary, wages or other compensation payable by the Company to the Participant, an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy federal, state and local withholding tax requirements and authorized deductions.

10.   AMENDMENT OF THE PLAN

      The Committee may at any time, and from time to time, modify or amend the Plan in any respect; provided that shareholder approval shall be required for any such modification or amendment which:

      (a) materially increases the maximum number of shares for which Awards may be granted under the Plan; or

      (b) changes the persons eligible to participate in the Plan.

      Failure to ratify or approve amendments or modifications to subsections
(a) and (b) of this Section by shareholders shall be


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effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

      No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

11.   APPROVAL AND EFFECTIVE DATE OF PLAN

      The Plan will become effective as of April 1, 1997.

12.   TERMINATION OF THE PLAN

      The right to grant Awards under the Plan will terminate ten (10) years after the Effective Date of the Plan. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

13.  APPLICABLE LAW

      In the absence of controlling Federal law, the Plan will be administered in accordance with the laws of the State of New Jersey.

14.   COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

      Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fail to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.